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                                  EXHIBIT 99.1

TUESDAY SEPTEMBER 12, 4:16 PM EASTERN TIME

PRESS RELEASE

INTELISPAN COMPLETES PRIVATE OFFERING TO WARRANT HOLDERS

ATLANTA -- (BUSINESS WIRE) -- Sept. 12, 2000 -- Intelispan, Inc. announced today that it completed a private offering of securities to holders of certain unit warrants and placement agent warrants. The terms of the offering permitted these warrant holders to exercise their warrants on a cashless basis, pursuant to the warrant agreements, at an exercise price of $0.50 per share (reduced from $0.75 per share). For purposes of the cashless exercise, the market value of the Company's common stock was deemed to be $4.00 per share. Holders of approximately 40,186,000 of the 41,800,105 warrants elected to exercise their warrants in the offering, which resulted in the Company issuing approximately 35,163,000 shares of restricted common stock. Because the warrants were exercised on a cashless basis, the Company did not receive any proceeds from the offering.

"We proposed this private offering as a method of reducing the significant number of warrants in the company's capital structure," said Lee Provow, Intelispan's president and ceo. "We are pleased with the response from our shareholders and with the resulting change to our capital structure."

About Intelispan

Intelispan is a total Managed Network Services company specializing in secure business-to-business communications solutions with a focus on emerging and traditional companies and divisions experiencing high growth and rapid transition in the new economy. The Company's total managed network solutions provide complete, turnkey, outsourced development and management of next-generation communications networks. Utilizing a comprehensive suite of solutions built around secure Internet Protocol (IP) networking, the Company provides a full line of Virtual Private Networks (VPN), as well as advanced network design and project management.

Intelispan is registered mark of Intelispan, Inc.
Contact:

Intelispan Press
Katie Bush, 678/256-0314
Kbush@intelispan.net


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